Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:                                                                                                                                                                          Stanley Furniture Company, Inc.

February 5, 2013                                                                                                                                                                                                Investor Contact:  Micah S. Goldstein

                                                                                                                                                                                                                                                                   (276) 627-2565

STANLEY FURNITURE ANNOUNCES

2012 OPERATING RESULTS

STANLEYTOWN, VA, February 5, 2013/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the 2012 fourth quarter and total year.

Fourth quarter 2012 highlights:

•         Net sales were $23.4 million compared to $24.6 million in 2011.

•         Operating loss was $2.4 million compared to a loss of $1.1 million in 2011, due primarily to the decline in Young America sales and spending in preparation for the Winter Market in Las Vegas.

•         Ended the year with $37.7 million in cash, restricted cash and short-term investments.

•         Completed the Young America product design and operational transition as well as planned capital improvements.

•         Purchased 146,015 shares of its common stock at an average price of $4.53 per share.

Total year 2012 highlights:

•         Net sales were $98.6 million compared to $104.6 million in 2011.

•         Gross margin improved to 12.9% of net sales compared to 12.3% in 2011, excluding restructuring charges in both years.

•         Selling, general and administrative expenses were reduced to $18.3 million, or 18.6% of net sales, from $19.3 million, or 18.4% of net sales, in 2011.

•         Net of restructuring charges in both years, operating loss narrowed to $5.6 million in 2012 from a $6.4 million loss in 2011.

•         Invested $6.5 million in new information systems as well as the modernization of the Robbinsville, North Carolina facility that manufacturers Young America product.

 Overview

“As expected, the combination of two factors hurt sales in the fourth quarter:  soft retail demand in most areas of the country for residential wood furniture in our segment, and the disruption at retail caused by floor sample changes associated with the final chapter of the launch of our new Young America product line,” commented Glenn Prillaman, President and Chief Executive Officer.  “While total revenue declined for the quarter and year, our Stanley brand grew revenues in both periods contributing to the year’s bottom line improvements”, said Prillaman.

“In addition, after three years of constant change, our Young America brand is no longer in operational transition.  Representing the last stage of our journey to position this domestically made product line for growth, we completed initial production of all items, including two new designs that were introduced in October 2012 at the High Point Market,” said Prillaman.   “Understandably, customers have been challenged with changing floor samples after the re-engineering of the entire Young America product line during a time when retail traffic was slow.  Our customers are delighted with the quality enhancements to our product and with our return to a more predictable production schedule.  They have responded with orders in January.”

“We will complete the total transformation of our company with the consolidation of our corporate offices and new showroom in downtown High Point, North Carolina, and the implementation of our customer-driven information systems upgrade.  These projects are on plan and expected to occur during the second quarter of 2013”, Prillaman concluded.

Balance Sheet

Cash, restricted cash and short-term investments at the end of the year were $37.7 million, up from $17.3 million at December 31, 2011. CDSOA proceeds of $39.5 million, net of taxes paid, were received in the second quarter of 2012 for funds that were previously withheld under the antidumping duty order for wooden bedroom furniture imported from China. Capital expenditures totaled $3.8 million as we invested in machinery and equipment to modernize and automate our Robbinsville manufacturing facility. Additionally, the company spent $2.7 million on new information systems in 2012 as it prepared for the consolidation of its new corporate office and new showroom in High Point.  Other significant uses of cash during the year were a $4.0 million increase in inventory and $661,000 to repurchase company stock.

Outlook

“In the coming year, our focus moves towards executing the business models we have developed to grow each brand,” said Prillaman.  “The investments we have made will allow us to leverage our current fixed cost structure against revenue growth.  Both brands enter 2013 with healthy backlogs and excitement from new product introductions.  The retail environment in our segment remains tough for most areas of the country although we are encouraged with housing trends and we see certain home furnishing segments starting to rebound.”

“While we believe we have used our cash wisely to operate the business while making strategic investments that have us positioned to execute our plan for growth and profitability, we recognize the need to stop consuming cash in 2013.  We expect to use cash in the first half of the year, but anticipate being cash neutral by the end of 2013, with the exception of share repurchases.  We intend to do so by regaining the market share we have lost, managing inventory levels to meet demand and reducing capital spending,” continued Prillaman.

 “Last week, we attended our first Winter Market in Las Vegas where we introduced both brands to hundreds of new customers in the western half of the country.  We expect this exposure to result in growth for these markets and we look forward to similar results with existing customers after they experience new and existing designs in an entirely new setting at High Point’s Spring Market in April,” said Prillaman.

“We believe we will continue a slow but steady growth for our Stanley brand in 2013, barring any unforeseen economic factors changing our momentum.  As for Young America, we believe demand is driven not only by macro factors, but also by more predictable demographic trends that drive demand for children’s furniture. We expect higher growth on this side of the business in 2013 as we begin to regain market share lost over the last several years,” concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market.  The company offers two major product lines.  Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Wednesday morning, February 6, 2013 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through March 6, 2013) is (877) 660-6853, the account reference number is 275 and the conference number is 406023.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, failure or interruption of our information technology infrastructure, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety  compliance costs, limited use of operating loss carry forwards due to ownership change, extended business interruption at our manufacturing facility and the possibility that U.S. Customs and Border Protection may seek to reclaim all or a portion of the $39.9 million of Continued Dumping and Subsidy Offset Act(CDSOA) proceeds received in the second quarter of 2012.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Net sales	$23,384	$24,631	$98,570	$104,646

Cost of sales	21,202	21,302	86,368	92,175

Gross profit	2,182	3,329	12,202	12,471

Selling, general and administrative expenses	4,582	4,429	18,281	19,250

Operating loss	(2,400)	(1,100)	(6,079)	(6,779)

CDSOA expense (income), net	65	(2,856)	(39,349)	(3,973)
Other income, net	15	37	79	112
Interest income	31	13	82	25
Interest expense	641	608	2,402	2,355
Income (loss) before income taxes	(3,060)	1,198	31,029	(5,024)

Income tax (benefit) expense	(52)	8	645	1
Net income (loss)	$(3,008)	$1,190	$30,384	$(5,025)

Diluted earnings (loss) per share	$(.21)	$.08	$2.10	$(.35)

Weighted average number of shares	14,290	14,345	14,484	14,345

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Reconciliation of gross profit as reported to gross profit adjusted:

Gross profit as reported	$2,182	$3,329	$12,202	$12,471
Restructuring charge (credit)		(75)	474	416
Gross profit as adjusted	$2,182	$3,254	$12,676	$12,887

Percentage of net sales:
Gross profit % as reported	9.3%	13.5%	12.4%	11.9%
Restructuring charge (credit)		(.3)%	.5%	.4%
Gross profit % as adjusted	9.3%	13.2%	12.9%	12.3%

Reconciliation of operating loss as reported to operating loss adjusted:

Operating loss as reported	$(2,400)	$(1,100)	$(6,079)	$(6,779)
Restructuring charge (credit)		(75)	474	416
Operating loss as adjusted	$(2,400)	$(1,175)	$(5,605)	$(6,363)

Reconciliation of net income (loss) as reported to net loss adjusted:

Net income (loss) as reported	$(3,008)	$1,190	$30,384	$(5,025)
Expense (income) from CDSOA	65	(2,856)	(38,859)	(3,973)
Restructuring charge (credit)		(75)	474	416
Net loss as adjusted	$(2,943)	$(1,741)	$(8,001)	$(8,582)

Reconciliation of net income (loss) as reported to net loss adjusted:

Diluted EPS as reported	$(.21)	$0.08	$2.10	$(.35)
Expense (income) from CDSOA		(0.20)	(2.68)	(.28)
Restructuring charge (credit)			.03	.03
Diluted EPS as adjusted	$(.21)	$(0.12)	$(.55)	$(.60)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and equivalents	$10,930	$15,700
Restricted cash	1,737	1,587
Short-term investments	25,000
Accounts receivable, net	10,028	10,252
Inventories	35,060	31,084
Prepaid expenses and other current assets	3,438	3,380
Deferred income taxes	962	519

Total current assets	87,155	62,522

Property, plant and equipment, net	19,870	17,590
Other assets	3,691	496

Total assets	$110,716	$80,608

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,667	$9,963
Accrued expenses	6,247	6,493

Total current liabilities	14,914	16,456

Deferred income taxes	962	519
Other long-term liabilities	7,601	6,593

Stockholders' equity	87,239	57,040

Total liabilities and stockholders' equity	$110,716	$80,608

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2012	2011
Cash flows from operating activities:
Cash received from customers	$99,064	$103,295
Cash paid to suppliers and employees	(110,185)	(116,763)
Cash from Continued Dumping and Subsidy Offset Act, net	39,466	4,615
Interest paid	(2,218)	(2,094)
Income taxes (paid) received, net	(768)	3,640
Net cash provided (used) by operating activities	25,359	(7,307)

Cash flows from investing activities:
Increase in restricted cash	(150)	(1,587)
Purchase of short-term investments	(25,000)
Capital expenditures	(3,820)	(4,352)
Purchase of other assets	(2,730)	(38)
Proceeds from sale of assets	81	1,570
Net cash used by investing activities	(31,619)	(4,407)

Cash flows from financing activities:
Proceeds from insurance policy loans	2,283	2,003
Purchase and retirement of common stock	(661)
Capital lease payments	(132)	(121)
Net cash provided by financing activities	1,490	1,882

Net increase (decrease) in cash and equivalents	(4,770)	(9,832)
Cash and equivalents at beginning of period	15,700	25,532

Cash and equivalents at end of period	$10,930	$15,700

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$30,384	$(5,025)

Depreciation and amortization	1,767	1,643
Stock-based compensation	779	505
Changes in working capital	(8,437)	(4,524)
Other assets	146	130
Other long-term liabilities	782	(504)
Other	(62)	468
Net cash provided (used) by operating activities	$25,359	$(7,307)